THE PRUDENTIAL VARIABLE CONTRACT ACCOUNT-2

                      Agreement Pursuant to Rule 11a2-2(T)
                     of the Securities Exchange Act of 1934


     This Agreement is made on the 6th day of June, 1984, by and among The Prudential Insurance Company of America ("Prudential"), The Prudential Variable Contract Account-2 (the "Account"), and Prudential-Bache Securities, Inc. ("Prudential-Bache"), a member corporation of the New York Stock Exchange.

Witnesseth:

     Whereas, Prudential and the Account have agreed that Prudential will manage the investments of and serve as investment advisor to the Account;

     Whereas, Prudential may, from time to time, employ Prudential-Bache, an indirect wholly-owned subsidiary of Prudential, to effect transactions for the Account, and the Account desires to pay commissions to Prudential-Bache in connection therewith;

     Whereas, Rule 11a2-2(T) under the Securities Exchange Act of 1934 (the "1934 Act") provides, among other things, that in the case of a transaction effected for an account with respect to which the initiating member of a national securities exchange or an associated person thereof exercises investment discretion, the initiating member or associated person thereof may retain compensation in connection with effecting the transaction only to the extent that the person or persons authorized to transact business for the account have expressly provided by written contract, executed on or after March 15, 1978, referring to Section 11(a) of the 1934 Act and Rule 11a2-2(T); and

     Whereas, Prudential exercises investment discretion with respect to the Account and is an associated person of Prudential-Bache, and Prudential and the Account are the persons authorized to transact business for the Account within the meaning of Rule 11a2-2(T);

     NOW, THEREFORE, Prudential, Prudential-Bache and the Account agree as follows:

     1. Prudential will employ Prudential-Bache from time to time to effect securities transactions for the Account in accordance with Rule 11a2-2(T), which has been adopted pursuant to Section 11(a) of the 1934 Act.

     2. Prudential and the Account hereby expressly authorize Prudential-Bache to retain any compensation received by Prudential-Bache in connection with effecting such transactions.

     3. Prudential-Bache agrees to comply with the provisions of Rule 11a2-2(T) in effecting such transactions.

     4. Prudential-Bache agrees to furnish at least annually to Prudential and the Account a statement setting forth the total amount of all compensation retained by it in connection with effecting such transactions during the period covered by the statement, which amount shall be exclusive of all amounts paid to others during that period for services rendered in effecting such transactions.



                                   THE PRUDENTIAL VARIABLE CONTRACT
                                         ACCOUNT-2

                                   By: /s/ James H. Gately
                                      -----------------------------

                                   THE PRUDENTIAL INSURANCE COMPANY
                                        OF AMERICA

                                   By: /s/ Edward D. Zinbarg
                                      -----------------------------

                                   PRUDENTIAL-BACHE SECURITIES, INC.

                                   By: /s/
                                      -----------------------------


                                      II-31